EXHIBIT 5.01

WARD AND SMITH, P.A.

ATTORNEYS AT LAW

March 6, 2006

The Board of Directors of ECB Bancorp, Inc.

35050 Highway 264

Engelhard, North Carolina 27824

RE:	Registration Statement on Form S-1

(Reg. No. 333-128843

Our File 980748-00008

Ladies and Gentlemen:

We have acted as special counsel to ECB Bancorp, Inc. (the “Company”), a North Carolina corporation, in connection with the preparation of a Form S-1 Registration Statement as initially filed with the Securities and Exchange Commission on October 6, 2005, and amended by Amendment No. 1 filed on March 6, 2006 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”). The Registration Statement relates to the proposed sale of up to 750,000 shares of the Company’s common stock (the “Shares”), or 862,500 Shares if the underwriter exercises its over-allotment option (the “Offering”). The Offering is to be made pursuant to a purchase agreement to be entered into between the Company and Keefe, Bruyette & Woods, Inc., as underwriters (the “Purchase Agreement”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s articles of incorporation and bylaws, (ii) corporate resolutions and other records of actions taken by the Company’s Board of Directors pertaining to the Offering, (iii) a Certificate of Existence issued by the North Carolina Secretary of State dated March 6, 2006; (iv) the relevant provisions of Chapter 55 of the North Carolina General Statutes, and (v) other documents, records, certificates, papers, and legal matters we deemed relevant and necessary as the basis for rendering this opinion. We also have made reasonable inquiries of certain employees, officers, and directors of the Company, and have relied, when we thought it proper to do so, on their responses to these inquiries and their certificates. In the course of our representation, nothing came to our attention that caused us to believe that our reliance was not justified.

In our examinations of documents submitted to us, we have assumed the genuineness of all original documents, the conformity to original documents of all copies, the authenticity of all

1001 COLLEGE COURT PO BOX 867 NEW BERN, NC 28563-0867

GREENVILLE	NEW BERN	RALEIGH	WILMINGTON
(252) 215-4000	(252) 672-5400	(919) 836-4260	(910) 794-4800

WARD AND SMITH, P.A.

The Board of Directors of ECB Bancorp, Inc.

March 6, 2006

signatures, and the competency and authority of all signers. We also have assumed that the corporate resolutions and other records of actions taken by the Company’s Board of Directors with which we were provided completely and accurately reflect the actions the Board of Directors took, that all notice, quorum or other procedural requirements for actions by the Company’s Directors were met, and that the Company’s Board of Directors have taken no actions pertaining to the Offering not reflected in records provided to us.

Based upon these examinations, and subject to its limitations, it is our opinion that the Shares, when sold in the Offering under the Registration Statement and in accordance with the Purchase Agreement, will be legally issued, fully-paid, and non-assessable.

This opinion is furnished under the requirements of Item 605(b)(5) of Regulation S-K promulgated under the Act. We consent to the use of our name in the “Legal Matters” section of the Prospectus part of the Registration Statement, and to your filing this opinion as an Exhibit to the Registration Statement. Our consent is not an admission that our consent is required to be filed in the Registration Statement by Section 7 of the Act, which requires consent of certain persons who prepared or certified any part of, or a report or valuation used in, a registration statement. We have furnished these opinions solely for your benefit in connection with the Offering and they may not be quoted, relied upon, or used for any other purpose without our prior express written consent.

No opinions may be inferred beyond the ones we expressly state in this letter. Our opinions are limited to matters of North Carolina law and do not extend to compliance with federal and state securities laws relating to the Offering. We expressly disclaim any duty or responsibility to update this opinion, or the information upon which it is based, after the date of this letter.

Yours very truly,

/s/ WARD AND SMITH, P.A.

Ward and Smith, P.A.